Exhibit 99.1

Centric Brands Inc. Announces Inducement Equity Grants

NEW YORK – November 2, 2018 - Centric Brands Inc. (NASDAQ:CTRC) (the “Company”), a leading lifestyle brands collective, granted to Jason Rabin, as an inducement to accept his appointment as Chief Executive Officer of the Company, 4,100,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock, $0.10 par value (“Common Stock”) and 500,000 performance stock units (the “PSUs”) with respect to the Common Stock. The grants were made as an inducement award and were not granted under the Company’s 2016 Stock Incentive Compensation Plan (the “2016 Plan”), but are subject to the same terms and conditions as the 2016 Plan.

Thirty percent (30%) of the RSUs will vest on December 31, 2019, thirty percent (30%) will vest on December 31, 2020, and the remaining forty (40%) percent will vest on December 31 2021, subject to Mr. Rabin’s continued employment with the Company through the applicable vesting date; provided, if Mr. Rabin’s employment is terminated by the Company without “cause” (and not due to his death or disability) or by him for “good reason” (each such term as defined in his employment agreement with the Company) then any unvested portion of the RSUs will accelerate and become fully vested on the date of termination. Any vested RSUs will be settled through the issuance of Common Stock promptly following the applicable vesting date; provided that in the event of the termination of Mr. Rabin’s employment without cause or for good reason, the settlement will take place on the date that is thirty (30) days following the date of termination.

33.33% of the PSUs will vest on each of December 31, 2019, 2020 and 2021. The PSUs will vest based on the Company’s selling, general and administrative (SG&A) expenses being below a certain target amount for each fiscal year in which the PSUs are scheduled to vest, in all events, subject to Mr. Rabin’s continued employment with the Company; provided that, if Mr. Rabin’s employment is terminated by the Company without “cause” (and not due to his death or disability) or by him for “good reason” (each such term as defined in his employment agreement with the Company) then any unvested portion of the PSUs with respect to periods not yet ending before the date of termination will become fully vested on the date of termination. Any vested PSUs will be settled through the issuance of Common Stock promptly following the applicable vesting date; provided that in the event of the termination of Mr. Rabin’s employment without cause or for good reason, the settlement will take place on the date that is thirty (30) days following the date of termination.

In the event of the termination of Mr. Rabin’s employment due to his death or disability, any unvested RSUs that would have vested within one (1) year from the date of termination of the employment agreement will vest upon the date of termination. Any remaining unvested RSUs and PSUs will be forfeited immediately for no consideration. Upon a change in control of the Company, all of Mr. Rabin’s unvested RSUs shall vest immediately.

The RSUs and PSUs described above are being granted as a material inducement to Mr. Rabin entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4), and are subject to the terms and conditions of the applicable award agreements.

About Centric Brands:

Centric Brands (NASDAQ: CTRC) is a leading lifestyle brands collective, bringing together creative minds from the worlds of fashion and commerce, sourcing, technology, marketing and digital. We design, produce, manage and build kid’s wear and women’s and men’s accessories and apparel and distribute our products across all retail and digital channels in North America and in international markets. We also license over 100 brands across our core product categories including kid’s, women’s and men’s accessories and apparel. Our company-owned brands are Hudson®, a designer and marketer of women's and men's premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS®, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-friendly footwear, apparel and accessories. We employ approximately 4,000 employees in offices in New York City, Greensboro, N.C., Los Angeles, and Montreal, and in stores throughout North America. For more information, please visit Centric Brands’ website: www.centricbrands.com

Contacts
Investor Relations
ICR - Tom Filandro/Caitlin Morahan
203-682-8200
CentricBrandsIR@icrinc.com

Media Relations
ICR - Jessica Liddell/Brittany Fraser
203-682-8200
CentricBrandsPR@icrinc.com